                                                                EXHIBIT 99.1
                                                                NEWS RELEASE

FOR:            CKE Restaurants, Inc.

CONTACTS:       Loren Pannier                           CKE RESTAURANTS
                CKE Restaurants, Inc.                   1200 N. Harbor Blvd.
                714.778.7109                            P.O. Box 4349
                                                        Anaheim, California
                Coleman Sullivan                        92803-4349
                Hardee's Food Systems, Inc.             714-774-5796
                919.450.8200                            714-778-7183

                Peter McBride
                Imasco Limited
                514.982.6407

                                                        FOR IMMEDIATE RELEASE

                        CKE RESTAURANTS, INC. ANNOUNCES
                   ACQUISITION OF HARDEE'S FOOD SYSTEMS, INC.

        ANAHEIM, Calif. -- April 28, 1997 -- CKE Restaurants, Inc. (NYSE:CKR) operator of the Carl's Jr. quick-service hamburger chain announced the signing of an agreement by which CKE will purchase Hardee's Food Systems, Inc., operator of Hardee's quick-service restaurants, from Imasco Holdings Inc., a Delaware corporation and wholly owned subsidiary of Montreal-based Imasco Limited. Under the terms of the agreement, CKE will pay the net book value of the assets acquired as of the date of closing, after giving effect to certain reserve adjustments. As of March 31, 1997, the net book value of 788 company-operated and 2,364 franchised Hardee's restaurants was $327 million.

        "This is a strong marriage of two well-known brands with a combined 90 years experience in the restaurant business," said William P. Foley II, CKE's chairman and chief executive officer. "Teaming Carl's Jr.'s big, juicy charbroiled burgers with Hardee's superior breakfasts enables us to showcase each chain's strengths. By dual branding the concepts, Carl's Jr. can enter established markets beyond the West Coast with our premium burgers and chicken sandwiches, while featuring Hardee's famous Made From Scratch(TM) Biscuits and other breakfast items."

                                     (more)

        "This is a great opportunity for our customers, franchisees, and employees," said H. Stephen McManus, president and chief executive officer of Hardee's. "We look forward to working with the CKE team, which has a strong track record in our business. These two brands are an excellent fit, in geography as well as menu."

        The combination of Carl's Jr. and Hardee's brands will create a national chain of hamburger quick-service restaurants that stretches coast to coast. Hardee's 3,152 restaurants are located in 40 states, primarily in the southeast and midwest United States, and 10 foreign countries. The chain is ranked either number one or two by market share in half of the markets in which it operates. Carl's Jr., with more than 550 of its 676 restaurants located in California, ranks number two in market share throughout most of the state.

        Immediate plans include the dual branding of Hardee's restaurants with Carl's Jr. restaurants in two separate test markets that will serve the Hardee's breakfast menu and Carl's Jr. lunch and dinner offerings. The conversion process for two test markets - Peoria, Illinois and a second market yet to be determined - is expected to take four to six months. It is anticipated that the test markets will include more than 50 Hardee's locations and that the test markets will be in designated marketing areas in which Hardee's has an adequate presence to assure significant media coverage. During the test period, the balance of the Hardee's system will begin offering new products based upon Carl's Jr. menu offerings.

        "We look forward to working together with Steve McManus and his management team in helping Hardee's to earnings recovery through major improvements in store-level margins by increasing sales and operating more efficiently," stated Tom Thompson, president and chief operating officer of CKE. "We also foresee other significant operating synergies, including enhanced marketing and media buying power, leveraged purchasing power, and reduced costs associated with shared technologies and administrative functions."

        Carl's Jr.'s average unit volumes are $1.123 million, the second highest in the hamburger quick-service segment, with breakfast comprising approximately 10 percent of sales. Hardee's system-wide average unit volumes are $918,000 with approximately 30 percent of sales


                                     (more)
during breakfast - the highest in the quick-service segment. For the last fiscal year, restaurant system-wide sales were $2.98 billion for Hardee's and $742 million for CKE Restaurants, Inc.

        CKE Restaurants, Inc. is the parent of Carl Karcher Enterprises, Inc., Casa Bonita Incorporated and Summit Family Restaurants Inc. and operates a total of 928 restaurants under several brands. Carl Karcher Enterprises, Inc., along with its franchisees and licensees, operates 676 Carl's Jr. and 26 Rally's quick-service restaurants, including 68 Carl's Jr./Green Burrito dual-brand locations, primarily located in California, Nevada, Oregon, Arizona, Mexico and the Pacific Rim. Casa Bonita Incorporated operates 107 Taco Bueno quick-service restaurants in Texas and Oklahoma and two Casa Bonita restaurants in Colorado and Oklahoma. Summit Family Restaurants Inc. has restaurant operations in nine Western state,s including 73 Company-operated and 22 franchised JB's Restaurants, 16 HomeTown Buffet restaurants and six Galaxy Diner restaurants.

        This press release contains forward-looking statements, including but not limited to those regarding the proposed acquisition of Hardee's by CKE, and the integration of their respective operations. Actual results could vary materially from the descriptions contained herein due to many factors, including changing market conditions, competitive factors in the quick-service restaurant industry and other factors detailed in the Company's Securities and Exchange Commission filings. CKE does not undertake any obligation to update the information contained herein, which speaks only as of this date.

                                      ###